As filed with the Securities and Exchange Commission on January 12, 2021.

Registration No. 333-196295

Registration No. 333-235882

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196295

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-235882

UNDER

THE SECURITIES ACT OF 1933

PIONEER PE HOLDING LLC

(as successor in interest to Parsley Energy, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	86-1234918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan

Jagged Peak Energy Inc. 2017 Long Term Incentive Plan

(Full titles of the plan)

777 Hidden Ridge

Irving, Texas 75038

(972) 444-9001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Kleinman

Executive Vice President and General Counsel

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

(972) 444-9001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Kimball

Vinson & Elkins L.L.P.

3900 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 220-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pioneer PE Holding LLC, a Delaware limited liability company (f/k/a Pearl Second Merger Sub LLC) (the “Company”), as successor in interest to Parsley Energy, Inc., a Delaware corporation (“Parsley”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by Parsley with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-196295), which was filed by Parsley with the SEC on May 27, 2014, registering 12,727,273 shares of Class A Common Stock under the Parsley Energy, Inc. 2014 Long Term Incentive Plan; and

2.

Registration Statement on Form S-8 (No. 333-235882), filed by Parsley with the SEC on January 10, 2020, registering (i) 10,845,524 shares of Class A Common Stock under the Parsley Energy, Inc. 2014 Long Term Incentive Plan and (ii) 734,312 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units issued under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan.

On January 12, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 20, 2020 (the “Merger Agreement”), by and among Pioneer Natural Resources Company (“Pioneer”), Pearl First Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pioneer (“Merger Sub Inc.”), the Company, Pearl Opco Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pioneer (“Opco Merger Sub LLC”), Parsley and Parsley Energy, LLC, a Delaware limited liability company (“Opco LLC”), Merger Sub Inc. was merged with and into Parsley, with Parsley continuing as the surviving entity, and simultaneously, Opco Merger Sub LLC was merged with and into Opco LLC, with Opco LLC continuing as the surviving entity; immediately following these mergers, Parsley was merged with and into the Company, with the Company continuing as the surviving entity.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Class A Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by Parsley in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all shares of Class A Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Class A Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on January 12, 2021.

PIONEER PE HOLDING LLC

By:	/s/ Richard P. Dealy
Richard P. Dealy
President and Chief Operating Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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